Exhibit 10.1

SYMMETRICOM, INC.

SUMMARY OF CASH BONUS PLAN FOR SENIOR EXECUTIVES

On December 23, 2004, the board of directors of Symmetricom, Inc. approved a cash bonus plan for senior executives for fiscal year 2005 (the “Plan”). The Plan is not set forth in any formal document. Set forth below is a written description of the Plan:

Bonuses under the Plan may be from 0% to 150% of an employee’s base salary, and will be based upon a comparison of the company’s year over year revenue growth and net income margins, each weighted equally, relative to a peer group of companies. Payments under the Plan will be made on a quarterly basis at the rate of 17.5% of the pro rated annual bonus amount for that period, and an additional annual amount at the rate of 30% of the annual bonus amount. Payments under the Plan will be made within sixty days of the end of each fiscal quarter. An employee must be on the payroll for the last work day of the quarter to be eligible to participate in the Plan for that quarter.

By:	/s/ WILLIAM SLATER
William Slater Chief Financial Officer